EXHIBIT 23.1



               CONSENT OF KPMG PEAT MARWICK LLP

BOARD OF DIRECTORS
FIRST CHARTER CORPORATION

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 of First Charter Corporation of our report on the consolidated financial statements included in the 1994 Annual Report to Shareholders of First Charter Corporation which is incorporated by reference in the 1994 Form 10-K of First Charter Corporation. Our report refers to a change in the method of accounting for investments and a change in the method of accounting for income taxes in 1993.



                                KPMG PEAT MARWICK LLP

Charlotte, North Carolina
January 3, 1996